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                                                                    EXHIBIT 4.19


                           WEATHERFORD ENTERRA, INC.

               AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

                             EFFECTIVE JULY 1, 1996


1.  PURPOSE.     This Amended and Restated Employee Stock Purchase Plan (the
"Plan") has been established by the Board of Directors of Weatherford Enterra, Inc. (the "Parent Company"). The purpose of the Plan is to afford eligible employees of the Parent Company and its subsidiaries (collectively referred to herein as the "Company") who participate in the Plan, a convenient means for regular and systematic purchases of the Parent Company's Common Stock, $.10 par value ("Common Stock"), on a more advantageous basis than would otherwise be available, thereby increasing their interest in the Company and its efficient operation.

2. ADMINISTRATION. The Plan shall be administered by a Committee (the "Committee") composed of not less than three persons, members of which shall be appointed from time to time by the Board of Directors of the Parent Company and who may or may not be employees of the Company. The Committee shall have full power and authority to administer the Plan, to interpret and construe any provision of the Plan finally and conclusively with respect to all persons having any interest thereunder, to adopt rules and regulations not inconsistent with the Plan for carrying out the Plan, providing for matters not specifically covered thereby, and to alter, amend or revoke any rules or regulations so adopted. Members of the Committee shall serve until replaced by the Board of Directors of the Parent Company. Members shall receive no compensation from the assets of the Plan.

3. SHARES SUBJECT TO THE PLAN. The stock subject to the provisions of the Plan shall be shares of the Company's Common Stock. The total amount of Common Stock which may be purchased shall not exceed in the aggregate 69,047 shares. Distributions of shares hereunder may, at the Committee's sole discretion, be made from authorized but unissued shares or shares reacquired by the Parent Company and held as treasury shares.

4. ELIGIBILITY. Subject to restrictions imposed by foreign countries in which the Company maintains employees, every full-time employee of the Company shall be eligible to participate in the Plan on the first day of active service with the Company; provided that an employee eligible to participate in any 401(k) Savings Plan maintained by the Company shall not be eligible to participate.
An employee on military or sick leave will be considered in the active continuous service of the Company for the purpose of determining his eligibility upon return to the Company.

5. EMPLOYEE CONTRIBUTIONS. An eligible employee, including each officer and director of the Company who is an employee, may contribute by payroll deductions not less than 2% nor more than 6% of his base wages (as hereinafter defined). The term "base wages" means earned income, wages, salary and fees for services rendered in the course of employment with the Company excluding all of the following items: overtime pay, foreign service premiums, call-in premiums, bonuses, sales commissions, reimbursements or other expense allowances, fringe benefits (cash and non-cash),



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moving expenses, deferred compensation, welfare benefits, and other items not part of the employee's base pay. Payroll deductions may be increased or reduced within these limits and deductions may be suspended at the request of any employee. However, payroll deductions may be increased only once, or reduced only once and suspended only once in any calendar year. Any period of suspension must be for a minimum of three months. Payroll deductions and any changes or suspensions thereof will be effective for the first payroll period beginning in the calendar month next succeeding the date on which an application with respect thereto is received at the payroll office from which the employee's salary or wages are paid. An employee's payroll deductions will be paid to the Agent (as hereinafter defined) within 30 days following the end of the month in which such employee's check is delivered to him and will be used for purchases within 30 days thereafter.

6. COMPANY CONTRIBUTIONS. After an eligible employee completes one year of active service, the Company each month or quarter, as the case may be, will pay with respect to each participating employee an amount equal to 50% of the amount of such employee's payroll deductions contributed to the Plan in payroll periods paid in that month or quarter, as the case may be. The expenses of the Plan, except transfer taxes and other expenses on withdrawals by participating employees during their employment, are paid by the Company. With respect to purchases of Common Stock in the open market, brokerage fees will be paid by the Company. The Company's contribution with respect to any employee's deductions will be paid to the Agent at the same time the employee's contribution is paid to the Agent.

7. THE AGENT AND PURCHASES OF COMMON STOCK. The Agent, which is designated by the Board of Directors of the Parent Company, will receive the payroll deductions and related Company contributions, and, together with all cash dividends, if any, on the Common Stock held under the Plan, will use such deductions, contributions and dividends to purchase shares of Common Stock.

         The Parent Company has set aside a maximum of 69,047shares of its Common Stock, authorized but unissued, and has agreed, if requested by the Agent, to sell shares from the shares so set aside for the Plan each month.
The existence of the Plan shall not affect in any way the right or power of the Parent Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Parent Company's capital structure or its business, or any merger or consolidation of the Parent Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Parent Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

         If, while the Plan remains in effect, the Parent Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of stock dividend, or other increase or reduction of the number of shares of Common Stock outstanding, without receiving compensation therefor in money, services or property, the number of shares then set aside hereunder and not purchased by the Plan shall be proportionately increased or decreased.

         Except as hereinbefore expressly provided, the issue by the Parent Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor





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or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Parent Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock then set aside for the Plan.

         All shares of Common Stock purchased by the Agent from the Parent Company with the contributions for any month shall be sold at a price equal to the closing price of the Common Stock on the national securities exchange on which the Common Stock is then listed on the business day immediately prior to the date the Agent begins its purchases for such month, which date shall be selected by the Agent. There shall also be sold at the same price such shares of Common Stock as are applicable to any cash dividends payable in the following month. Subject to adjustment as described above, the Parent Company is not obligated to offer more than 69,047 shares of Common Stock under the Plan. The proceeds from the sale by the Parent Company of Common Stock to the Plan will be used by the Parent Company for general corporate purposes.

         In the event that for any month the Agent determines not to request that the Parent Company sell shares to the Agent for the Plan, the Agent shall make the purchases of Common Stock for such month from the issued and outstanding Common Stock, either upon a national securities exchange or in private transactions on such terms as the Agent shall deem appropriate, provided that no such purchases shall be made at a price in excess of the prevailing market prices for a similar transaction on the national securities exchange on which the Common Stock is then listed on the date of purchase.

8. EMPLOYEE ACCOUNTS. The Agent will maintain a separate account for each participating employee. There will be allocated to each account the number of whole shares, or fractional shares, of Common Stock purchases with contributions and other proceeds credited to such account. Stock dividends, stock splits and shares resulting from subscription rights will be allocated in whole shares or fractions of shares to the appropriate source.

         The Agent will furnish to each employee a statement showing the number of shares of Common Stock credited to his account and the total cost of such shares at the end of each calendar quarter within 90 days following the end of each such period.

9. VOTING RIGHTS. The Agent will vote the Common Stock held by it in accordance with instructions received from employees with respect to shares credited to their accounts. The Agent will transmit to participating employees all proxy materials and other reports furnished by the Parent Company to its stockholders.

10. TENDER FOR PURCHASE. The Agent will tender for purchase the Common Stock held by it in accordance with instructions received from employees with respect to shares credited to their accounts. The Agent will transmit to participating employees all tender offer materials, offers to purchase and other solicitation materials furnished to holders of the Common Stock of the Parent Company and received by the Agent.

11. WITHDRAWALS AND TERMINATION OF EMPLOYMENT. Upon requisite notice given prior to March 1, a participating employee may withdraw part of all of the whole shares of Common Stock then in his





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account on March 31 of any calendar year.  When all the whole shares in an employee's account have been withdrawn, cash in lieu of fractional shares and any other credits in his account will also be paid to the withdrawing employee.

         On termination of employment, distribution will be made to the employee, or, in the case of death, to the persons entitled thereto, of all shares and cash adjustments as described above. On termination of employment for any reason, no payroll deduction or employer contribution will be made with respect to the final payroll period.

         The employee will bear the cost of any state and U.S. federal taxes otherwise imposed on an employee, and other expenses of withdrawal, upon the transfer of shares from the Plan at the termination of employment (including retirement or death) and upon withdrawals during employment. The Agent is authorized to deduct such taxes and expenses chargeable to the participating employee from any cash otherwise payable to him. Any taxes and expenses chargeable to the employee which are not so paid shall be paid by payroll deductions.

12. DESIGNATION OF BENEFICIARIES. An employee may designate beneficiaries to receive on his death amounts credited to his account. Designations may be amended, replaced or revoked at any time. If there is no such designation, valid under applicable laws, of a beneficiary who is surviving upon an employee's death, payment will be made to the person or persons (share and share alike) in the first of the following classes of beneficiaries then surviving: the employee's (1) spouse, (2) children, (3) parents, (4) brothers and sisters. If none of the foregoing are surviving at the employee's death, then payment will be made to the employee's estate. Any action taken by the Parent Company or the Agent in making payment or distribution to the person or persons determined by the Parent Company or the Agent in making payment or distribution to the person or persons determined by the Committee to be a designated beneficiary or, in the absence of any such designation, to be a person who is the appropriate beneficiary as specified in the preceding sentences, shall be conclusive upon all persons claiming an interest in any distribution or payment.

13. TRANSFER OF RIGHTS. Except as may be otherwise provided by applicable law, no rights or interests under the Plan may be hypothecated, transferred, anticipated or subjected to legal process. Neither the Plan nor any contract under the Plan provides or will provide for the creation of a lien on assets of the Plan, except as the Agent is authorized to charge transfer taxes against such assets, as stated above.

14. AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN. The Board of Directors of the Parent Company may, at its discretion, amend, suspend or terminate any or all provisions of the Plan at any time except that no such action shall be taken which will, in the Board's judgment, retroactively affect the rights of participants adversely.

15. INDEMNIFICATION OF THE COMMITTEE AND THE BOARD OF DIRECTORS. With respect to administration of the Plan, the Parent Company shall indemnify each present and future member of the Committee and the Board of Directors against, and each member of the Committee and the Board of Directors shall be entitled without further act on his part to indemnity from the Parent Company for, all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Parent Company itself) reasonably





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incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his being or having been a member of the Committee or the Board of Directors, whether or not he continues to be such member of the Committee or the Board of Directors at the time of incurring such expenses; provided, however, that such indemnity shall not include any expenses incurred by any such member of the Committee and the Board of Directors (i) in respect of matters as to which he shall be finally adjudged in any such action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as such member of the Committee or the Board of Directors, or (ii) in respect of any matter in which any settlement is effected to an amount in excess of the amount approved by the Parent Company on the advice of its legal counsel; and provided further, that no right of indemnification under the provisions set forth herein shall be available to or enforceable by any such member of the Committee or the Board of Directors unless, within 60 days after institution of any such action, suit or proceeding, he shall have offered the Parent Company, in writing, the opportunity to handle and defend same at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Committee or the Board of Directors and shall be in addition to all other rights to which such member of the Committee or the Board of Directors may be entitled as a matter of law, contract, or otherwise.

17.  DURATION OF THE PLAN.  The Plan is of perpetual duration.





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